Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 33-20981 and 33-88962 filed on Form S-8 and Nos. 333-112100 and 333-128813 filed on Form S-3 of Comstock Resources, Inc. and the related Prospectuses of our reports dated March 13, 2006 with respect to the consolidated financial statements of Comstock Resources, Inc., Comstock Resources, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Dallas, Texas
March 13, 2006